Exhibit 10.1

BLUEKNIGHT ENERGY PARTNERS, L.P.
EMPLOYEE UNIT PURCHASE PLAN

Blueknight Energy Partners G.P., L.L.C. (the “Company”), as the general partner of Blueknight Energy Partners, L.P. (the “Partnership”), hereby establishes the Blueknight Energy Partners, L.P. Employee Unit Purchase Plan (the “Plan”) effective as of the date set forth in Section 17 below.
1.Purpose. The purpose of the Plan is to promote the interests of the Partnership by providing employees of the Company and its Affiliates (as defined below) providing services to the Partnership a cost-effective program to enable them to acquire or increase their ownership of Units and to provide a means whereby such individuals may develop a sense of proprietorship and personal involvement in the development and financial success of the Partnership, and to encourage them to devote their best efforts to the business of the Partnership, thereby advancing the interests of the Partnership.

2.	Definitions. As used in this Plan:

“Account” means a separate bookkeeping account maintained by the Employer or Custodian for a Participant.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Annual Purchase Limit” means, with respect to an Eligible Employee, the maximum amount an individual may contribute from Eligible Compensation is $25,000 per year.
“Board” means the Board of Directors of the Company.
“Committee” means a committee appointed by the Board to administer the Plan.
“Company Blackout Period” means the period beginning on the 15th day of the last month of each fiscal quarter and ending two full trading days after earnings have been released with respect to such quarter or fiscal year.
“Custodian” means the person engaged by the Company to perform administrative services for the Plan and to hold cash and Units, as provided in the services agreement with such person.
“Eligible Compensation” means, with respect to an Eligible Employee, the cash compensation paid to the Eligible Employee by the Company or an Affiliate. No other items of compensation shall be considered.
“Eligible Employee” means any active Employee of the Employer who is customarily employed by an Employer for at least thirty hours per week.
“Employee” means any individual who is an employee of the Partnership or another Employer.

“Employer” means the Company, the Partnership and any Affiliate of the Partnership the Committee has designated as an Employer.
“Fair Market Value” means the closing sales price of a Unit on the applicable date (or if there is no trading in the Units on such date, on the next preceding date on which there was trading) as reported in The Wall Street Journal (or other reporting service approved by the Committee). In the event Units are not publicly traded at the time a determination of Fair Market Value is required to be made hereunder, the determination of Fair Market Value shall be made in good faith by the Committee.
“Participant” means an Eligible Employee or former Eligible Employee with an Account under the Plan.
“Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership dated as of September 14, 2011, and as such may be further amended, modified or supplemented from time to time.
“Plan Blackout Period” means a period established by the Committee during which a Restricted Participant may not engage in certain transactions under the Plan.
“Purchase Period” means, beginning July 1, 2014, or such other date as the Committee shall determine, a six-month period ending on the last day of each June and December.
“Restricted Participant” means a Participant who regularly has access to information financial information about the Partnership and such other Participants as may be designated by the Committee.
“Rule 16b-3” means Rule 16b-3 of the Securities and Exchange Commission (or any successor rule to the same effect) as in effect from time to time.
“Units” mean a limited partnership interest in the Partnership represented by Common Units as set forth in the Partnership Agreement.
3.Units Available Under Plan. Subject to adjustment as provided in this Section 3, a maximum of 1,000,000 Units may be delivered under the Plan. Units to be delivered under the Plan may be Units acquired by the Custodian in the open market or directly from the Partnership, the Employers or any other person, or any combination of the foregoing. In the event the Committee determines that any distribution, recapitalization, split, reverse split, reorganization, merger, consolidation, spin-off, combination, or exchange of Units or other securities of the Partnership, issuance of warrants or other rights to purchase Units or other securities of the Partnership, or other similar transaction or event affects the Units such that an adjustment in the maximum number of Units and/or the kind and number of securities deliverable under the Plan is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee may make appropriate adjustments to the maximum number of Units and/or the kind and number of securities deliverable under the Plan. The adjustments determined by the Committee shall be final, binding and conclusive.

4.Employee Elections. An Eligible Employee may purchase Units under this Plan upon the following terms and conditions:

(a)An Eligible Employee may enroll in the Plan for a particular Purchase Period on or before the first day of such Purchase Period, subject to advance enrollment procedures that may be adopted by the Committee. An Eligible Employee may elect to have his/her Employer withhold on an after-tax basis from his/her Eligible Compensation for each pay period during such Purchase Period a designated whole percentage of his/her Eligible Compensation for such pay period ranging from 1% to 15% for the purchase of Units hereunder, so long as, this amount does not exceed the Annual Purchase Limit. Subject to Section 4(f), an Eligible Employee may cancel or change (within the above limitations) his/her withholding election at any time. All Eligible Employee elections and any changes to an election shall be in such form as the Committee or its delegate may establish from time to time and, subject to Section 4(f), shall be effective as soon as administratively feasible after its receipt.

(b)Subject to Section 4(f), each withholding election made by an Eligible Employee hereunder shall be an ongoing election until the earlier of the date changed by the Eligible Employee, or the date the Eligible Employee ceases to be eligible to participate in the Plan. Eligible Employees may only make contributions through payroll deductions.

(c)The Employer shall maintain or cause to be maintained for each electing Eligible Employee a separate Account reflecting the aggregate amount of his/her Eligible Compensation that has been withheld and not yet applied to the purchase of Units for such Eligible Employee. In addition, subject to the further provisions of the Plan, such Account shall be credited with the Units purchased for the Participant under the Plan by the Custodian with cash distributions on Units held for the Participant by the Custodian. Amounts of Eligible Compensation withheld by the Employer shall not be segregated from the general assets of the Employer and shall not bear interest prior to being remitted to the Custodian. The cash amounts remitted to the Custodian shall be invested by the Custodian as soon as reasonably practical in a money market fund approved by the Company until such amounts are used by the Custodian to purchase Units pursuant to the Plan. The interest or dividends earned on amounts invested in the money market fund shall be allocated by the Custodian to the accounts held for the benefit of Participants.

(d)If a Participant’s contributions under the Plan stop during a Purchase Period due to the Participant ceasing to be an Eligible Employee (including upon a termination of employment), taking an approved, but unpaid leave of absence or becoming disabled and placed on inactive status, then all amounts of cash allocated to his/her Account shall be applied to the purchase of Units following the end of that Purchase Period unless (i) prior to the end of such Purchase Period the Participant directs the Custodian to distribute such cash to the Participant or (ii) such cash is distributed to the Participant pursuant to Section 8(b).

(e)If a Participant elects to stop his/her contributions under the Plan during a Purchase Period and continues as an Eligible Employee, then all amounts of cash allocated to his/her Account shall be applied to the purchase of Units following the end of that Purchase Period, unless the Participant terminates employment or dies before the end of such Purchase Period, in which event Section 4(d) shall be applied to such Participant.

(f)Notwithstanding any provisions of the Plan to the contrary, Restricted Participants shall be subject to the following restrictions:

i.	no Units may be sold by or for the benefit of a Restricted Participant during a Company Blackout Period or a Plan Blackout Period;

ii.	a Restricted Participant may not join the Plan or increase his/her contribution percentage during a Plan Blackout Period; and

iii.
if a Restricted Participant elects to withdraw from the Plan or decrease his/her contribution percentage, the Restricted Participant must wait three months before he/she can rejoin the Plan or increase his/her contribution percentage, as the case may be.

If the above three-month restricted period would expire with respect to a Restricted Participant during a Plan Blackout Period, such restricted period shall automatically continue with respect to such Restricted Participant until the end of that Plan Blackout Period.
5.Unit Purchases; Purchase Price.

(a)Following the end of each Purchase Period, unless directed otherwise by the Company, the Custodian shall purchase directly from the Partnership that number of Units that can be acquired with the sum of (i) the total amount withheld from the Participants’ Eligible Compensation during such Purchase Period, and (ii) any interest or dividends received by the Custodian from the money market fund investment on the amounts remitted to the Custodian with respect to that Purchase Period. The purchase price paid to the Partnership for such Units shall be the product of (1) 85% and (2) the lower of (i) the Fair Market Value of the Units on the last day of the Purchase Period or (ii) the Fair Market Value of the Units on the first day of the Purchase Period. If the Custodian is directed to instead purchase all or part of the Units on the open market, any additional amount necessary to acquire the Units that would be purchaseable at the price determined pursuant to the previous sentence will be contributed by the Partnership.

(b)Cash distributions received by the Custodian with respect to Units it has purchased and is holding for a Participant pursuant to the Plan on or prior to the record date for such distributions shall be distributed to the Participant as soon as practicable unless the Participant directs the Custodian, in the manner prescribed by the Custodian, to “reinvest” such cash distribution in additional Units on behalf of such Participant.

6.Unit Purchase Allocations. The Units acquired under the Plan for a Purchase Period shall be allocated to Participants in proportion to (i) the sum of their contributions and any interest or dividends allocated to their Account for such Purchase Period, over (ii) the total of all such Plan amounts applied to the purchase of Units for the Purchase Period.

7.Plan Expenses. The Employer shall pay, other than from the Accounts, all brokerage fees for the purchase, but not the sale, of Units and all other costs and expenses of administering the Plan, including the fees of the Custodian. Any fees for the issuance and delivery of certificates to a Participant (or beneficiary) shall be paid by the Participant (or beneficiary). Participants shall be responsible for, and shall pay, any brokerage fees and other costs and expenses incurred by the Custodian in connection with the sale of such Participant’s Units.

8.Sale or Delivery of Units to Participants. Except as provided below, Units purchased under the Plan shall be held by the Custodian:

(a)Subject to Section 4(f), a Participant who is an Employee may elect at any time to have the Custodian (i) distribute in kind (except that fractional Units shall be sold for cash) any or all Units allocated to the Participant’s Account, (ii) sell such Units and deliver the proceeds to the Participant or (iii) transfer the Units to a brokerage account, all as soon as practical.

(b)Subject to Section 4(f), if a Participant ceases to be an Employee, then all cash and Units allocated to his/her Account shall be distributed in kind (except that fractional Units shall be sold for cash) as soon as practical to the Participant (or his/her beneficiary), unless the Participant (or his/her beneficiary) elects, within the period provided by the Committee, for such Units to be either (i) sold by the Custodian and the proceeds delivered to the Participant (or his/her beneficiary) or (ii) transferred to a brokerage account.

9.No Delivery of Fractional Units; Custodian. Notwithstanding any other provision contained herein, the Employer or Custodian will not be required to deliver any fractional Units to an Employee pursuant to this Plan, although an Employee’s Account may be credited with a fractional Unit for record keeping purposes. The Company may enter into a service agreement with a Custodian that provides for the Custodian to hold on behalf of the Participants the cash contributions, the Units acquired under the Plan and distributions on such Units, provided such agreement permits a Participant to direct the Custodian to either sell, deliver to the Participant a certificate for the Units held for such Participant or transfer to a brokerage account, subject to the limitations in Section 4(f).

10.Withholding of Taxes. To the extent that the Employer is required to withhold any taxes in connection with an Eligible Employee’s contributions or the purchase of Units for an Eligible Employee, it will be a condition to the receipt of such Units that the Eligible Employee make arrangements satisfactory to the Employer for the payment of such taxes, which may include a reduction in, or a withholding from, the Eligible Employee’s Account, total compensation or salary or reimbursement by the Eligible Employee, as the case may be.

11.Rule 16b-3 Compliance. It is intended that any purchases by an Employee subject to Section 16 of the Securities and Exchange Act of 1934 meet all of the requirements of Rule 16b-3. If any action or procedure under the Plan would otherwise not comply with Rule 16b-3, such action or procedure shall be deemed modified from inception, to the extent the Committee deems practicable, to conform to Rule 16b-3.

12.Investment Representation. Unless the Units subject to purchase under the Plan have been registered under the Securities Act of 1933, as amended (the “1933 Act”), and, in the case of any Eligible Employee who may be deemed an affiliate (for securities law purposes) of the Company or the Partnership, such Units have been registered under the 1933 Act for resale by such Participant, or the Partnership has determined that an exemption from registration is available, the Employer may require prior to and as a condition of the delivery of any Units that the person purchasing such Units hereunder furnish the Employer with a written representation in a form prescribed by the Committee to the effect that such person is acquiring such Units solely with a view to investment for his or her own account and not with a view to the resale or distribution of all or any part thereof, and that such person will not dispose of any of such Units otherwise than in accordance with the provisions of Rule 144 under the 1933 Act unless and until either the Units are registered under the 1933 Act or the Employer is satisfied that an exemption from such registration is available.

13.Compliance with Securities Laws. Notwithstanding anything herein or in any other agreement to the contrary, the Partnership shall not be obligated to sell or issue any Units to an Employee under the Plan unless and until the Partnership is satisfied that such sale or issuance complies with (i) all applicable requirements of the securities exchange on which the Units are traded (or the governing body of the principal market in which such Units are traded, if such Units are not then listed on an exchange), (ii) all applicable provisions of the 1933 Act, and (iii) all other laws or regulations by which the Partnership is bound or to which the Partnership is subject. The Company acknowledges that, as the holder of a majority of the member interest in the general partner of the Partnership, it is an affiliate of the Partnership under securities laws and it shall comply with such laws and obligations of the Partnership relating thereto as if they were directly applicable to the Company.

14.Administration of the Plan.

(a)This Plan will be administered by the Committee. A majority of the Committee will constitute a quorum, and the action of the members of the Committee present at any meeting at which a quorum is present, or acts unanimously approved writing, will be the acts of the Committee.

(b)Subject to the terms of the Plan and applicable law, the Committee shall have the sole power, authority and discretion to: (i) determine which persons are Eligible Employees who may participate; (ii) determine the number of Units to be purchased by a Participant; (iii) determine the time and manner for purchasing Units; (iv) interpret, construe and administer the Plan, including without limitation determining the Blackout Periods and which Participants are Restricted Participants; (v) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (vi) make a determination as to the right of any person to receive Units under the Plan; and (vii) make any other determinations and take any other actions that the Committee deems necessary or desirable for the administration of the Plan.

(c)The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan in the manner and to the extent it shall deem desirable in the establishment or administration of the Plan.

15.Amendments, Termination, Etc.

(a)This Plan may be amended from time to time by the Board, subject to Unitholder approval to the extent required by applicable law or the requirements of the principal exchange in which the Units are listed.

(b)This Plan will not confer upon any Employee any right with respect to continuance of employment or other service with the Company or any Affiliate, nor will it interfere in any way with any right the Company or an Affiliate would otherwise have to terminate such Employee’s employment or other service at any time.

(c)This Plan may be terminated at any time by the Board. On termination of the Plan, all amounts then remaining credited to the Accounts for Employees shall be returned to the affected Employees.

(d)A Participant may not assign, pledge, encumber or hypothecate in any manner his/her interest in the Plan, including his/her Account.

16.Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable Federal law, and to the extent not preempted thereby, with the laws of the State of Delaware.

17.Term of the Plan; Unitholder Approval. The Plan shall be effective on the date of its approval by the Unitholders of the Partnership and shall continue until the earliest of (i) all available Units under the Plan have been delivered to Participants, (ii) the termination of the Plan by action of the Board or (iii) the 10th anniversary of the date of the approval by the Unitholders of this Plan.

IN WITNESS WHEREOF, Blueknight Energy Partners G.P., L.L.C. has caused this Plan to be executed by its duly authorized officer, in its capacity as the general partner of the Partnership, effective as provided herein.

BLUEKNIGHT ENERGY PARTNERS G.P., L.L.C.

By:	/s/ Alex G. Stallings
Title:	Chief Financial Officer and Secretary
Date:	June 26, 2014